"GREATER OF" DEATH BENEFIT RIDER

  GREATER OF ANNUAL ROLLUP TO AGE [85] GMDB OR ANNUAL RATCHET TO AGE [85] GMDB
                                    (7/16/09)

The term "Contract" as used in this Rider applies to either a Contract or Certificate. This Rider is part of your Contract, and the same definitions set forth in your Contract apply to the capitalized terms, except as modified below. There are new definitions in this Rider which are introduced below. The benefits described in this Rider are subject to all the terms and conditions contained in your Contract, except as modified below. In this Rider, "we", "our" and "us" mean AXA Equitable Life Insurance Company, "you" and "your" mean the Owner and "Rider" means this Rider.

The Effective Date of this Rider is your Contract Date.

I.   THIS RIDER'S GUARANTEED MINIMUM DEATH BENEFIT

Subject to the terms and conditions of this Rider, you will receive a Guaranteed Minimum Death Benefit (GMDB) as described below. The GMDB is derived from a Benefit Base as described in Part II of this Rider. You must allocate amounts to the Guaranteed Benefit Investment Options to create a GMDB Benefit Base in order to receive benefits under this Rider.

The GMDB under the Contract will be the greater of the Annual Rollup to Age [85] Benefit Base or the Annual Ratchet to Age [85] Benefit Base. The Guaranteed Benefit Annuity Account Value, operation of the Annual Rollup to Age [85] Benefit Base and the Annual Ratchet to Age [85] Benefit Base, the Effect of Withdrawals on your Benefit Bases, the cost of this Rider and how this Rider may terminate are described below.

II. OPERATION OF THE GUARANTEED MINIMUM DEATH BENEFIT

A.       ANNUITY ACCOUNT VALUE

         "Annuity Account Value" as defined in Section 1.02 of your Contract means the sum of (i) your Guaranteed Benefit Annuity Account Value and
         (ii) your Non-Guaranteed Benefit Annuity Account Value.

         "Guaranteed Benefit Annuity Account Value" means the sum of the amounts held for you in the Guaranteed Benefit Investment Options and, if you have elected the Special [Money Market] Dollar Cost Averaging Program, the portion of the account for Special [Money Market] Dollar Cost Averaging to be transferred to the Guaranteed Benefit Investment Options. While Contributions and transfers to your Guaranteed Benefit Annuity Account Value create your GMDB as described in this Rider, your Guaranteed Benefit Annuity Account Value itself is not a guaranteed value. It is subject to Investment Fund performance as described in Sections 1.14 and 2.03 of your Contract.

         "Non-Guaranteed Benefit Annuity Account Value" means the sum of amounts held for you in the Non-Guaranteed Benefit Investment Options and, if you have elected the Special [Money Market] Dollar Cost Averaging Program, the portion of the account for Special [Money Market] Dollar Cost Averaging to be transferred to the Non-Guaranteed Benefit Investment Options.

         The initial Guaranteed Benefit Investment Options and Non-Guaranteed Investment Options are shown in the Data Pages. All terms and conditions of the Contract applicable to your Investment Options apply to Guaranteed Benefit and Non-Guaranteed Benefit Investment Options. [Additional terms and conditions applicable to your Guaranteed Benefit Investment Options are described in the "Endorsement Applicable to Investment Options and the Endorsement Applicable to Special [Money Market] Dollar Cost Averaging."]


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B.       GMDB BENEFIT BASE

         Your GMDB Benefit Base is used to determine your GMDB described below. Your GMDB Benefit Base is created or increased by allocating a Contribution as described in Part III of your Contract ("Contributions and Allocations") or making a transfer, as described in Part IV of your Contract ("Transfers Among Investment Options") from a Non-Guaranteed Benefit Investment Option to a Guaranteed Benefit Investment Option. While this Rider is in effect, once amounts are allocated or transferred to the Guaranteed Benefit Investment Options, they may be transferred only among these Options. Additional transfer rules are described in the Data Pages.

         Your GMDB Benefit Base is the greater of the Annual Rollup to Age [85] Benefit Base ("Rollup Benefit Base") and the Annual Ratchet to Age [85] Benefit Base ("Ratchet Benefit Base"). Your initial Rollup Benefit Base and Ratchet Benefit Base are each equal to your initial Contribution or transfer, whichever comes first, to the Guaranteed Benefit Investment Options. Thereafter, each Benefit Base will increase by the dollar amount of any subsequent Contribution or transfer to the Guaranteed Benefit Investment Options, and each Benefit Base is adjusted for withdrawals. The way we calculate your Rollup Benefit Base and Ratchet Benefit Base is described below.

         [THE FOLLOWING TEXT WILL APPEAR WHEN THE CONTRACT OWNER ELECTS THE EXTRA CREDIT CONTRACT WITH GMIB] [Any Credits provided under your Endorsement Applicable to Credits Applied to Annuity Account Value are not used for purposes of determining your Rollup and Ratchet Benefit Bases. When you make a Contribution to the Guaranteed Benefit Annuity Account Value, only the amount of the Contribution, excluding any Credits, is included in determination of the Benefit Bases. When you make a transfer from the Non-Guaranteed Benefit Annuity Account Value to the Guaranteed Benefit Investment Options, the amount of any Credits that had been applied to the Non-Guaranteed Benefit Annuity Account Value are considered transferred first and are not included in determination of the Benefit Bases. Transfers to the Guaranteed Benefit Annuity Account Value do not increase the Benefit Bases until an amount equal to the total amount of all Credits (before any earnings thereon) that were applied to the Non-Guaranteed Benefit Annuity Account Value have been transferred to the Guaranteed Benefit Annuity Account Value.]

         Your Non-Guaranteed Benefit Annuity Account Value is not used for purposes of determining your GMDB Benefit Base. If we discontinue transfers and Contributions to the Guaranteed Benefit Investment Options, you will not, thereafter, be able to create or add to the GMDB Benefit Base.

C.1.     ANNUAL ROLLUP TO AGE [85] BENEFIT BASE ("ROLLUP BENEFIT BASE")

         ANNUAL ROLLUP RATE

         "Rollup Rate" means the effective [annual] rate resulting from the Rollup Rate formula specified in the Data Pages. Your initial Rollup Rate is shown in the Data Pages and is reset [each] Contract Date Anniversary as described in the Data Pages.

         ANNUAL ROLLUP AMOUNT

         The "Rollup Amount" for purposes of adjusting the Rollup Benefit Base on a Contract Date Anniversary is equal to the Annual Rollup Benefit Base on the preceding Contract Date Anniversary multiplied by the Rollup Rate in effect for the first day of the Contract Year plus a prorated Rollup Amount for any Contributions or transfers to the Guaranteed Benefit Investment Options during the Contract Year. The prorated Rollup Amount is equal to the full Rollup Amount for the Contribution or transfer (that is, the amount resulting from application of the Rollup Rate for the first day of the Contract Year to the amount of your Contribution or

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         transfer) multiplied by a fraction, the numerator of which is the number of days remaining in the Contract Year and the denominator of which is 365, or 366 in a leap year.

         ANNUAL ADJUSTMENT OF THE BENEFIT BASE

         Your Rollup Benefit Base is adjusted on each Contract Date Anniversary to equal:
         (i)   the Rollup Benefit Base at the beginning of the Contract Year;
               plus
         (ii) Contributions and transfers to the Guaranteed Benefit Investment Options during the Contract Year; minus
         (iii) any adjustments for Excess Withdrawals from the Guaranteed Benefit Annuity Account Value during the Contract Year; minus
         (iv)  any RMD Withdrawal (as defined below) that exceeds the GMIB
               Annual Withdrawal Amount during the Contract Year; plus
         (v)   the Rollup Amount for the Contract Date Anniversary reduced by any withdrawals of the GMIB Annual Withdrawal Amount as described in the GMIB rider.

         "Excess Withdrawal" means any withdrawal or portion of a withdrawal taken from the Guaranteed Benefit Account Value during a Contract Year that, together with all other amounts withdrawn from the Guaranteed Benefit Account Value during that year, causes the total of such withdrawals to exceed the GMIB Annual Withdrawal Amount."

         [AUTOMATIC RESET OF THE ROLLUP BENEFIT BASE

         On the [third] Contract Date Anniversary that follows the Contract Date and each [third] Contract Date Anniversary thereafter, your Rollup Benefit Base will reset automatically to equal the Guaranteed Benefit Annuity Account Value on that Contract Date Anniversary, if the Guaranteed Benefit Annuity Account Value is greater than the Rollup Benefit Base. The Annual Rollup continues on your reset Rollup Benefit Base. When your Rollup Benefit Base resets, it will not reset again until the [third] Contract Date Anniversary following the reset. Resets do not occur after the Contract Date Anniversary following your [85th] birthday, or your Maturity Date, if earlier.]

         We may increase the charge for this Rider up to the maximum charge provided in Part IV of this Rider. We will apply the higher charge only if your Benefit Base increases due to a reset. The new charge will remain in effect for the duration of the Rider, subject to any further charge increase within the maximum provided in Part IV. We will notify you of the increase in charge at least [45] days prior to the effective date of the increase. You will be provided the opportunity to opt-out of that reset and any future resets. Opting out of a reset will not change the date for future automatic resets if you choose to opt back in. If you opt out of resets, you may opt back in any time [30 days] after the Contract Date Anniversary on which you opted out. You will have until [30 days] before the date the next reset is scheduled to occur to opt back in to automatic resets. Upon a reset following such opt-in, the charge for this Rider will increase to the charge we have in effect at that time. Your request to opt-out or opt-in must be in writing in a form that we accept and received by us within the above time limits. Any request to opt-out or opt-in will be applicable to this Rider and your GMIB Rider.

C.2.      ANNUAL RATCHET TO AGE [85] BENEFIT BASE  ("RATCHET BENEFIT BASE")

         For the Ratchet Benefit Base, on each Contract Date Anniversary up to the Contract Date Anniversary following your [85th] birthday, if the Guaranteed Benefit Annuity Account Value is greater than the current Ratchet Benefit Base, the Ratchet Benefit Base is reset to equal the Guaranteed Benefit Annuity Account Value.


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III. EFFECT OF WITHDRAWALS ON YOUR GMDB BENEFIT BASES

[The Rollup Benefit Base and the Ratchet Benefit Base will each be reduced by withdrawals from the Guaranteed Benefit Annuity Account Value. The reduction is determined separately for each Benefit Base.

RATCHET BENEFIT BASE
The Ratchet Benefit Base will be reduced pro-rata by all withdrawals from your Guaranteed Benefit Annuity Account Value.

For the Ratchet Benefit Base, a pro-rata reduction is determined as follows:
         1) Divide the amount of your withdrawal by your Guaranteed Benefit Annuity Account Value immediately preceding the withdrawal;

         2) Multiply the fraction calculated in (1) by the amount of your Ratchet Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction.] We will make this reduction as of the Transaction Date of each withdrawal.

ROLLUP BENEFIT BASE
The Rollup Benefit Base will be reduced as follows. [Prior to completion of your [fifth] Contract Year, your Rollup Benefit Base will be reduced pro-rata by all withdrawals from your Guaranteed Benefit Annuity Account Value.]

[Thereafter,] withdrawal of the amount described below will reduce the Rollup Amount that otherwise would be credited to your Rollup Benefit Base on the Contract Date Anniversary but does not reduce the Rollup Benefit Base.

For each Contract Year, you may take one or more withdrawals from your Guaranteed Benefit Annuity Account Value that total no more than an amount equal to:
         (a) the Rollup Benefit Base at the beginning of the Contract Year;
             minus
         (b) any Contributions or transfers to the Guaranteed Benefit
             Investment Options during the [four] prior Contract Years; multiplied by
         (c) the Rollup Rate in effect for the first day of the Contract Year.

The portion of any withdrawal in excess of the amount described above will reduce the Rollup Benefit Base on a pro rata basis as of the Transaction Date of the withdrawal.

For the Rollup Benefit Base, a pro-rata reduction is determined as follows:

         1) Divide the amount of the withdrawal that exceeds the amount described above by your Guaranteed Benefit Annuity Account Value immediately preceding the withdrawal;

         2) Multiply the fraction calculated in (1) by the amount of your Rollup Benefit Base immediately preceding the withdrawal. This is the amount of the pro-rata reduction. We will reduce your Rollup Benefit Base by this amount. We will make this reduction as of the Transaction Date of each withdrawal.

[Withdrawals made under any automatic withdrawal service we offer to meet lifetime required minimum distribution rules under the Code that exceed the GMIB Annual Withdrawal Amount for a Contract Year will reduce your Rollup Benefit Base on a dollar for dollar basis ("RMD Withdrawal"). The dollar for dollar withdrawal treatment of such withdrawals will be available [immediately.]]


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IV.  THE COST OF THIS RIDER

Guaranteed Minimum Death Benefit: The current charge for this benefit is [0.85%] of the GMDB Benefit Base. This charge is based on the greater of the Rollup and the Ratchet Benefit Bases on your Contract Date Anniversary. The maximum charge upon reset for this benefit is [1.00%] of the Rider's Benefit Base.

We will determine and deduct the above charge annually from your Guaranteed Benefit Annuity Account Value on each Contract Date Anniversary for which the Rider is in effect. We will deduct the above charges for the portion of any Contract Year in which this Rider is terminated pursuant to Part V of this Rider, a Death Benefit is paid pursuant to Section 6.02 of the Contract, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to
Section 7.05 of the Contract, or the Contract is surrendered pursuant to Section
5.02 of the Contract.

The above charge will be deducted from the Guaranteed Benefit Annuity Account Value on a pro rata basis.


V.   TERMINATION PROVISION OF THIS RIDER

Upon the occurrence of any of the following, this Rider and any charge associated herewith will terminate: (i) the Contract is continued under the Beneficiary Continuation Option, if applicable, or (ii) amounts under the Contract are applied to a supplementary contract to provide an annuity benefit including any benefit available on the Maturity Date, or (iii) except as provided below, you change the Owner of the Contract, or (iv) you make an absolute assignment this Contract, or (v) you do not allocate amounts to the Guaranteed Benefit Investment Options as of the Contract Date Anniversary following your attainment of age [75], or (vi) termination is required by an endorsement to your Contract, or (vii) the Contract terminates, or (viii) Spousal Continuation is elected and the surviving spouse is age [76] or older as of the date of the Owner's death, or (iv) your GMIB Rider terminates.

In accordance with clause (iii) in the immediately preceding paragraph, this Rider will not terminate if either of the following occurs:

         1. a Contract owned by a Non-natural Owner, if the Owner is changed to an individual, this Rider will not terminate and its benefits will continue to be determined by the Annuitant, or Joint Annuitant, as applicable, at the time of ownership change.

         2. a Contract owned by an individual, if the Owner is changed to a trust and the beneficial owner(s) remains the former Owner or his or her family members, this Rider will not terminate and its benefits continue to be determined by the original Owner. Family member means members of the immediate family and other relatives. Immediate family means spouse, domestic partner, civil union partner, parent, child, adopted child, step child, brother and sister. Other relatives means grandparent, grandchildren, aunt, uncle, niece, nephew, and in-laws.



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VI.   SPECIAL RULES APPLICABLE TO YOUR RIDER WHEN OWNERSHIP OF THE CONTRACT IS
OTHER THAN ON AN INDIVIDUAL BASIS.

For Contracts with Joint Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner's [85th] birthday will instead accumulate to the Contract Date Anniversary following the[85th ] birthday of the older Joint Owner. Also, any Reset provision which is limited to the Contract Date Anniversary following the Owner's [85th ] birthday will instead be limited to the Contract Date Anniversary following the [85th ] birthday of the older Joint Owner.

For Contracts with Non-Natural Owners, a GMDB that by its terms accumulates to the Contract Date Anniversary following the Owner's [85th ] birthday will instead accumulate to the Contract Date Anniversary following the [85th ] birthday of the Annuitant. Also, any Reset provision which is limited to the Contract Date Anniversary following the Owner's [85th] birthday will instead be limited to the Contract Date Anniversary following the [85th] birthday of the Annuitant. If there are Joint Annuitants named under Contracts with Non-Natural Owners, the GMDB will accumulate to the Contract Date Anniversary following the [85th] birthday of the older Joint Annuitant and any reset will be limited to the Contract Date Anniversary following the [85th] birthday of the older Joint Annuitant.

AXA EQUITABLE LIFE INSURANCE COMPANY


/s/ Christopher M. Condron               /s/ Karen Field Hazin
-------------------------------------    ---------------------------------------
Christopher M. Condron                   Karen Field Hazin, Vice President,
President and Chief Executive Officer    Secretary and Associate General Counsel




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